                                                Filed pursuant to Rule 424(b)(3)
                                                   Registration Number 333-97485
PROSPECTUS

                   MONMOUTH REAL ESTATE INVESTMENT CORPORATION

                             Juniper Business Plaza
                          Suite 3-C, 3499 Route 9 North
                           Freehold, New Jersey 07728
                                  732-577-9996

                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

         The Dividend Reinvestment and Stock Purchase Plan (the "Plan") of
Monmouth Real Estate Investment Corporation ("MREIC") described herein provides holders of MREIC's Shares of Common Stock ("Shares of Common Stock" or "Shares")
with a simple and convenient method of investing cash dividends and optional cash payments in additional Shares of Common Stock without payment of any trading fees or service charge. The Shares are listed and traded on NASDAQ under the symbol "MNRTA."

         The proceeds of dividends reinvested in the Plan and optional cash payments will be used to purchase original issue Shares of Common Stock from
MREIC. The price of Shares of Common Stock purchased with reinvested dividends and optional cash payments will be 95% of the market price (see Question 16).

         Participants in the Plan may:

     o    Automatically reinvest cash dividends on all Shares registered in their names.

     o    Automatically reinvest cash dividends on less than all of the Shares registered in their names and continue to receive cash dividends on the remaining Shares.

     o    Invest by making optional cash payments at any time of not less than
          $500 per payment nor more than $1,000 per month, unless a Request for
          Waiver has been accepted by MREIC pursuant to Question 12 herein, whether or not any dividends on Shares registered in the participant's name are being reinvested. Optional cash payments will be invested monthly, generally on the Investment Date.

         Holders of Shares of Common Stock who do not choose to participate in the Plan will continue to receive cash dividends, as declared, in the usual manner.

         IT IS SUGGESTED THAT THIS PROSPECTUS BE RETAINED FOR FUTURE REFERENCE.

         MREIC reserves the right to terminate the Plan at any time.

         The Plan does not represent a change in MREIC's dividend policy or a guarantee of future dividends. Dividends will continue to depend on earnings, financial requirements, and other factors.

         This Amended Prospectus relates to up to 2,000,000 Shares of Class A Common
Stock with $.0l par value authorized for issuance after August 1, 2002.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
EXCHANGE COMMISSION (THE "COMMISSION") NOR HAS THE COMMISSION OR ANY STATE
SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION
OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS,
AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE
RELIED UPON AS HAVING BEEN AUTHORIZED BY MREIC. NEITHER THE DELIVERY OF THIS
PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE
ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MREIC SINCE THE
DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER BY MREIC OR ANY AGENT
OF MREIC OR ANY OTHER PERSON TO SELL SECURITIES IN ANY STATE IN WHICH SUCH OFFER
WOULD BE UNLAWFUL. THIS PROSPECTUS RELATES ONLY TO THE SHARES OF MREIC OFFERED
HEREBY AND IS NOT TO BE RELIED UPON IN CONNECTION WITH THE PURCHASE OR SALE OF
ANY OTHER SECURITIES OF MREIC.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                 The date of this Prospectus is August 14, 2003

NEITHER MREIC NOR THE AGENT CAN ASSURE YOU OF A PROFIT OR
PROTECT YOU AGAINST A LOSS ON SHARES PURCHASED UNDER THE PLAN....................12
SPECIAL RULES TO PROTECT MREIC'S STATUS AS A QUALIFIED
REAL ESTATE INVESTMENT TRUST ("REIT") UNDER THE
PROVISIONS OF THE INTERNAL REVENUE CODE..........................................13
USE OF PROCEEDS..................................................................13
EXPERTS..........................................................................13
INDEMNIFICATION..................................................................13

                              AVAILABLE INFORMATION

         MREIC is subject to the informational requirements of the Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange
Commission ("Commission") relating to its business, financial position, results of operations and other matters. Information as of particular dates concerning the Directors is disclosed in proxy statements. Such reports, proxy statements and other information can be inspected at the Public Reference Room of the
Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C.; and at certain of its Regional Offices, located at Room 1204, Everett McKinley Dirksen
Building, 219 South Dearborn Street, Chicago, Illinois; Room 1102, Federal
Building, 26 Federal Plaza, New York, New York; and 5757 Wilshire Boulevard,
Suite 500 East, Los Angeles, California. Please call the Commission at
1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the Commission, including the Registration Statement with respect to the Shares of Common Stock offered hereby, are also available to you on the SEC's website (http://www.sec.gov). We also have a website
(www.mreic.com) through which you may access our recent filings with the
Commission. Information contained on our website is not part of this prospectus.
In addition, you may look at our filings with the Commission at the offices of the NASDAQ Stock Market, Inc., which is located at 1500 Broadway, New York, New
York 10036. Our filings with the Commission are available at the NASDAQ because our Common Stock is listed and traded on the NASDAQ under the symbol "MNRTA."

         MREIC has filed with the Commission a Registration Statement under the
Securities Act of 1933 with respect to the Shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to MREIC, the Shares of Common Stock and related matters, reference is made to such Registration Statement, including the exhibits incorporated therein by reference or filed as a part thereof.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         As the successor to Monmouth Real Estate Investment Corporation, a
Delaware corporation ("Monmouth Delaware"), MREIC incorporates by reference the documents listed below:

          o    The Annual Report of Monmouth Delaware on Form 10-K filed with the Commission on December 23, 2002.

          o    The Quarterly Report on Form 10-Q of Monmouth Delaware, as filed with the Commission on February 13, 2003.

          o    The Quarterly Report on Form 10-Q of Monmouth Delaware, as filed with the Commission on May 14, 2003.

          o    The Current Report on Form 8-K of Monmouth Delaware, as filed with the Commission on November 18, 2002.

          o    The Current Report on Form 8-K of Monmouth Delaware, as filed with the Commission on February 28, 2003.

          o    The Current Report on Form 8-K of Monmouth Delaware, as filed with the Commission on April 4, 2003.

          o    Our Current Report on Form 8-K, as filed with the Commission on
               May 15, 2003.

          o    Our Current Report on Form 8-K, as filed with the Commission on
               May 20, 2003.

          o    Our Current Report on Form 8-K, as filed with the Commission on
               May 21, 2003.

          o    The description of MREIC's Shares, $.01 par value, which is contained in a registration statement filed under the Exchange
               Act, including any amendment or reports filed for the purpose of updating such description.

          o    All documents filed by MREIC pursuant to Sections 13(a), 13(c),
               14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering to which this
               Prospectus relates shall also be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of the filing of such documents.

         The foregoing documents incorporated by reference in this Prospectus
(not including exhibits to the information that are incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates) will be provided without charge to each person to whom a prospectus is delivered, upon written or oral request of such person, made to Shareholder Relations, Monmouth Real Estate Investment
Corporation, Juniper Business Plaza, Suite 3-C, 3499 Route 9 North, Freehold,
New Jersey 07728 (telephone number 732-577-9996).

         No person has been authorized to give any information, or to make any representations other than those contained in this Prospectus or referred to herein, and, if given or made, such other information or representation must not be relied upon as having been authorized by MREIC. This Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. The delivery of this Prospectus at any time does not imply that information herein is correct as of any time subsequent to the date hereof.

         This Prospectus relates to the Shares of Common Stock of MREIC registered for sale under the Plan. It is suggested that this Prospectus be retained for future reference.

                                   THE COMPANY

         MREIC is a corporation organized under the laws of Maryland. MREIC's principal executive offices are located at Juniper Business Plaza, Suite 3-C,
3499 Route 9 North, Freehold, New Jersey 07728. MREIC's telephone number is
732-577-9996.

                    DESCRIPTION OF THE DIVIDEND REINVESTMENT
                             AND STOCK PURCHASE PLAN

         The Dividend Reinvestment and Stock Purchase Plan (the "Plan") for
holders of Shares of Common Stock of MREIC is set forth in the following questions and answers:

         For further information concerning the Plan, please address correspondence to:

                              Shareholder Relations
                   Monmouth Real Estate Investment Corporation
                        Juniper Business Plaza, Suite 3-C
                               3499 Route 9 North
                           Freehold, New Jersey 07728

                                     PURPOSE

1. What is the purpose of the Plan?

         The purpose of the Plan is to provide holders of record of Shares of
Common Stock of MREIC with a convenient and economical way of investing cash dividends and optional cash payments in Shares of Common Stock of MREIC at a 5%
discount from the market price prior to investment (see Question 16) and without payment of any trading fees or service charge. Since such Shares of Common Stock will be purchased from MREIC, MREIC will receive additional funds to make investments in real estate and for other purposes.

                                   ADVANTAGES

2. What are the advantages of the Plan?

         By participating in the Plan:

          o    You may purchase Shares of Common Stock at a 5% discount from the market price (see Question 16) of Shares of Common Stock of MREIC by reinvesting cash dividends on all or less than all of the
               Shares of Common Stock registered in your name.

          o    You may purchase additional Shares of Common Stock at the same discount by making optional cash payments at any time of not less than $500 per payment nor more than $1,000 per month, unless a
               Request for Waiver has been accepted by MREIC pursuant to
               Question 12 herein.

          o    You pay no trading fees or service charge in connection with investments under the Plan.

          o    Recordkeeping is simplified under the Plan by the provision of a statement of account to each participant.

         o    You are assured safekeeping of Shares of Common Stock credited to your account because certificates are not issued unless
               requested.

                                 ADMINISTRATION

3. Who administers the Plan?

         Mellon Bank, N.A. (the "Agent") administers the Plan and certain administrative support will be provided by its affiliate, Mellon Investor
Services, a registered transfer agent. On behalf of participants, the Agent keeps records, sends statements of account after each purchase to participants and performs other duties relating to the Plan. The Agent purchases Shares of
Common Stock from MREIC as agent for participants in the Plan and credits the shares to the accounts of the individual participants.

                                   ELIGIBILITY

4. Who is eligible to participate?

         (a)      Shareholders of Record

                  All holders of record of Shares of Common Stock are eligible to participate in the Plan.

         (b)      Beneficial Owners of Shares of Common Stock

                  Beneficial owners, whose Shares of Common Stock are registered in names other than their own (for instance, in the name of a broker or bank nominee), may not participate in the
                  reinvestment of cash dividends on such Shares of Common Stock.
                  Nevertheless, the shareholder, all of whose Shares of Common
                  Stock are in street name or nominee name, may participate in the optional cash payment provisions by completing and sending in the Authorization Card certifying that he is a shareholder of MREIC.

5. How is the Plan to be interpreted?

         Any question of interpretation arising under the Plan will be determined by MREIC and any such determination will be final.

                                  PARTICIPATION

6. How do Holders of Shares of Common Stock join the Plan?

         A holder of record of Shares of Common Stock may join the Plan at any time by completing and signing an Authorization Card and returning it to the
Agent. An Authorization Card may be obtained at any time by writing to Monmouth
Real Estate Investment Corporation, Juniper Business Plaza, Suite 3-C, 3499
Route 9 North, Freehold, New Jersey 07728.

7. What does the Authorization Card provide?

         If you check the appropriate box on the Authorization Card, you may elect "Full Dividend Reinvestment" and the Agent will apply all cash dividends on all the Shares of Common stock then or subsequently registered in your name, together with any optional cash payments, toward the purchase of Shares of
Common Stock.

         If you elect to reinvest dividends on only a portion of your Shares of
Common Stock, you should check the "Partial Dividend Reinvestment" box on the
Authorization Card and the Agent will reinvest cash dividends on only the number of whole Shares of Common Stock you specify on the Authorization Card, together with any optional cash payments, toward the purchase of Shares of Common Stock, and will pay cash dividends on the rest of your Shares.

         If the "Optional Cash Payments" box on the Authorization Card is
checked, you will continue to receive cash dividends on Shares of Common Stock in the usual manner, but the Agent will apply any optional cash payment received with the Authorization Card or with a subsequent payment form (see Question 11)
to the purchase of Shares of Common Stock under the Plan.

         The Authorization Card also provides a certification to be signed by beneficial owners whose Shares of Common Stock are held in street or nominee name who wish to participate in the optional cash payment provisions.

         The Agent will reinvest automatically any subsequent dividends on the
Shares of Common Stock credited to your account under the Plan. The Plan, in other words, operates so as to reinvest dividends on a cumulative basis on the
Shares of Common Stock designated on your Authorization Card and on all Shares of Common Stock accumulated and held in your Plan account, until you specify otherwise by notice in writing delivered to the Agent or withdraw from the Plan altogether, or until the Plan is terminated. See Question 29 for the consequences of sales of Shares of Common Stock subject to the Plan.

8. What are my options under the Plan?

         By marking the appropriate spaces on the Authorization Card, you may choose among the following investment options:

          o    To reinvest cash dividends automatically on all Shares of Common
               Stock now and subsequently registered in your name at 95% of the market price (see Question 16 for a description of how this is computed).

          o    To reinvest cash dividends automatically on less than all of the
               Shares of Common Stock registered in your name (a specified number of full shares) at 95% of the market price and to continue to receive cash dividends on the remaining Shares of Common
               Stock.

          o    To invest by making optional cash payments at any time in any amount not less than $500 per payment nor more than $1,000 per month, unless a Request for Waiver has

          been accepted by MREIC pursuant to Question 12 herein, whether or not any dividends are being automatically reinvested, at 95% of the market price.

9. May I change options under the Plan?

         Yes. You may change options under the Plan at any time by completing and signing a new Authorization Card and returning it to the Agent. The answer to Question 6 tells how to obtain an Authorization Card. Any change concerning the reinvestment of dividends must be received by the Agent prior to the record date for a dividend (see Question 10) in order for the change to become effective with that dividend.

10. When will investment of dividends respecting Shares of Common Stock start?

         If your Authorization Card is received by the Agent prior to the record date for determining the holders of shares entitled to receive the next dividend, reinvestment of your dividends will commence with the next dividend.
The record dates for dividend payments on the Shares of Common Stock are generally on or about February l5, May l5, August l5 and November l5. If your
Authorization Card is received subsequent to the record date, reinvestment of your dividends (or designated portion thereof) will not start until payment of the next following dividend.

                             OPTIONAL CASH PAYMENTS

11. How does the cash payment option work?

         Each participant in the Plan may invest in additional Shares of Common
Stock by making optional cash payments at any time. Participants in the Plan have no obligation to make any optional cash payments. Optional payments may be made at irregular intervals and the amount of each optional payment may vary, but no optional payment may be less than $500 and the total optional payments invested by each owner of Shares of Common Stock may not exceed $1,000 per month, unless a Request for Waiver has been accepted by MREIC pursuant to
Question 12 herein.

         An optional cash payment may be made by enclosing a check or money order with the Authorization Card when enrolling and thereafter by forwarding a check or money order to the Agent with a payment form which will be attached to each statement of account. Checks and money orders must be in United States dollars and should be made payable to "Mellon Bank, N.A.". No interest will be paid on optional cash payments held by the Agent pending the purchase of Shares of Common Stock. (See Questions 14 and 15).

         Optional cash payments must be received by the Agent by the tenth
(10th) day of each calendar month. Cash payments received by the Agent subsequent to that date will be applied to the next month's optional investment.

                            WAIVER OF MAXIMUM LIMITS

12. May I make an optional cash payment in excess of $1,000 per month?

         Optional cash investments in excess of $1,000 per month may be made only pursuant to a Request for Waiver accepted by MREIC. Participants who wish to submit an optional cash investment in excess of $1,000 for any Investment
Date must obtain the prior written approval of MREIC, and a copy of such written approval must accompany any such optional cash investment submitted to the
Agent. A Request for Waiver should be directed to Shareholder Relations at MREIC via telephone at 732-577-9996. MREIC has sole discretion to grant any approval for optional cash investments in excess of the allowable maximum amount. In deciding whether to approve a Request for Waiver, MREIC will consider relevant factors including, but not limited to, MREIC's need for additional funds, the attractiveness of obtaining such additional funds through the sale of Common
Stock as compared to other sources of funds, the purchase price likely to apply to any sale of Common Stock, the participant submitting the request, the extent and nature of such participant's prior participation in the Plan, the number of
Shares of Common Stock held of record by such participant, and the aggregate amount of optional cash investments in excess of $1,000 for which Requests for
Waiver have been submitted by all participants. If Requests for Waiver are submitted for any Investment Date for an aggregate amount in excess of the amount MREIC is then willing to accept, MREIC may honor such requests in order of receipt, pro rata or by any other method that MREIC determines to be appropriate. With regard to optional cash investments made pursuant to a Request for Waiver, the Plan does not provide for a predetermined maximum limit on the amount that a participant may invest or on the number of shares that a participant may purchase.

         MREIC does not anticipate approving any single participant Requests for
Waiver to purchase more than one percent (1%) of the outstanding shares of
MREIC. MREIC will generally grant Requests for Waiver where the participant is requesting to make one optional cash investment in lieu of making a series of investments over the next twelve (12) month period and so specifies in the participant's written request.

         In no event will MREIC be able to issue more shares in total than the number of shares registered for sale.

                                    PURCHASES

13. What is the source of Shares of Common Stock purchased under the Plan?

         Shares of Common Stock purchased under the Plan come from authorized but unissued Shares of Common Stock of MREIC. Shares will not be purchased in the open market.

14. When will dividends and optional cash payments be invested in Shares of
    Common Stock?

         Reinvestment of dividends will be made on the date when the dividend becomes payable. Participants will become owners of Shares of Common Stock purchased under the Plan as of the date of purchase. Optional cash payments must be received by the Agent by the tenth (10th) day of each month. Optional cash will be invested monthly on the Investment Date.

15. What is the Investment Date?

         The Investment Date for dividends will be the Dividend Payment Date.
Dividend payment dates are generally March 15, June 15, September 15 and
December 15. For optional cash payments, the Investment Date will be the
Dividend Payment Date in months having dividends payable or otherwise on the fifteenth (15th) of each month. If an Investment Date falls on a Saturday,
Sunday or holiday, the Investment Date will be the next following business day.

16. What will be the price of Shares purchased under the Plan?

         The Officers of MREIC will determine the price of Shares to be purchased. It is intended that the price of Shares to be purchased will be at a
5% discount from the market price.

         The Shares of Common Stock are traded on the NASDAQ. The Officers of
MREIC will fix the reinvestment price at a discount price equal to 95% of the market price. The price at which the Shares of Common Stock will be purchased will be the higher of 95% of the average of the daily high and low sale prices of MREIC's Common Stock on the NASDAQ on the four trading days including and preceding the Investment Date or 95% of the average of the high and low sale prices of MREIC's Common Stock on the NASDAQ on the Investment Date. In the
event there is no trading in the Shares, or if for any reason MREIC and the
Agent have difficulty in determining the price of Shares to be purchased under the Plan, then MREIC, on consultation with the Agent, will use such other public report or sources as MREIC deems appropriate to determine the market price and the appropriate 5% discount. If the reinvestment price involves a decimal which is not equal to one-eighth of a point, the reinvestment price will be rounded up to the next higher one-eighth of a point.

17. How will the number of Shares of Common Stock purchased for me be determined?

         The number of Shares of Common Stock that will be purchased for you on any Investment Date will depend on the amount of your dividend to be invested, the amount of any optional cash payments and the applicable purchase price of the Shares of Common Stock that results from dividing the aggregate amount of dividends and optional payments to be invested by the applicable purchase price.
Partial Shares will be credited to your account. At any time when you withdraw from the Plan or request all Shares to be transferred to your name, the partial share will be paid in cash.

                                      COSTS

18. Are there any costs to me for my purchases under the Plan?

         There are no trading fees for purchases of Shares of Common Stock under the Plan because Shares are purchased directly from MREIC. All costs of administration of the Plan will be paid by MREIC. Brokers and nominees may impose charges or fees in connection with their handling of participation in the
Plan by nominee and fiduciary accounts.

                                    DIVIDENDS

19. Will dividends be paid on Shares of Common Stock held in my Plan account?

         Yes. Cash dividends on Shares of Common Stock credited to your account are automatically reinvested in additional shares and credited to your account.

                             REPORTS TO PARTICIPANTS

20. What reports will be sent to participants in the Plan?

         Following each purchase of Shares of Common Stock for your account, the
Agent will mail to you a statement of account showing amounts invested, the purchase price (see Question 16), the number of Shares purchased, and other information for the year to date. Each participant will receive a Form 1099 showing income reportable for Federal income tax purposes following the final purchase in each calendar year (see Question 29). These statements are your record of the cost of your purchases and should be retained for income tax and other purposes. In addition, during the year you will receive copies of the same communications sent to all other holders of Shares of Common Stock.

                             CERTIFICATES FOR SHARES

21. Will I receive certificates for Shares of Common Stock purchased under the
    Plan?

         Shares of Common Stock purchased by the Agent for your account will be registered in the name of the Agent's nominee and certificates for such Shares will not be issued to you until requested. The total number of Shares credited to your account will be shown on each statement of account. This custodial service helps to protect you against the risk of loss, theft or destruction of stock certificates.

         Certificates for any number of whole Shares credited to your account will be issued to you at any time upon written request to the Agent. Cash dividends with respect to Shares represented by certificates issued to you will continue to be automatically reinvested. Any remaining Shares will continue to be credited to your account.

         If the written request to the Agent is for certificates to be issued for all Shares credited to your account, any partial share will be paid in cash.

         Certificates for partial shares will not be issued under any circumstances.

22. May Shares of Common Stock in my Plan account be pledged?

         No. You must first request that certificates for Shares credited to your Plan account be issued to you (see Question 21) before you can pledge such
Shares.

23. In whose name will certificates be registered and issued?

         When issued, certificates for Shares of Common Stock will be registered in the name in which your Plan account is maintained. For holders of record, this generally will be the name or names in which your Share certificates are registered at the time you enroll in the Plan. Upon written request, Shares will be registered in any other name, upon the presentation to the Agent of evidence of compliance with all applicable transfer requirements (including the payment of any applicable transfer taxes).

                            WITHDRAWAL FROM THE PLAN

24. When may I withdraw from the Plan?

         You may withdraw from the Plan at any time. If your request to withdraw is received by the Agent prior to the record date for determining the holders entitled to receive the next dividend respecting any Shares of Common Stock held by you, your request will be processed following receipt of the request by the
Agent. If your request to withdraw is received by the Agent subsequent to the record date for determining the holders entitled to receive the next dividend respecting such Shares of Common Stock but before payment of the dividend, the dividend will be reinvested for your account and your request for withdrawal will be processed promptly thereafter.

         After your request for withdrawal has become effective, all dividends will be paid in cash to you unless and until you re-enroll in the Plan, which you may do at any time.

25. How do I withdraw from the Plan?

         In order to withdraw from the Plan, please complete the tear-off portion of any Plan statement and send it to Mellon Investor Services, P.O. Box
3338, South Hackensack, New Jersey 07606-1938. When you withdraw from the Plan, or upon termination of the Plan by MREIC, certificates for Shares credited to you account under the Plan will be issued to you. Any partial share will be paid in cash.

                                OTHER INFORMATION

26. What happens if I sell or transfer Shares of Common Stock registered in my name?

         If you dispose of all Shares of Common Stock registered in your name, the dividends on the Shares credited to your Plan account will continue to be reinvested until you notify the Agent that you wish to withdraw from the Plan.

27. What happens if MREIC issues a stock dividend, declares a stock split or has a rights offering?

         Any stock dividends or split shares distributed by MREIC on Shares of
Common Stock credited to your Plan account will be added to your account. Stock dividends or split shares distributed on Shares of Common Stock for which you hold certificates will be mailed directly to you in the same manner as to shareholders who are not participating in the Plan.

                                       10

         In a regular rights offering, as a holder of record you will receive rights based upon the total number of Shares of Common Stock owned; that is, the total number of Shares for which you hold certificates and the total number of
Shares held in your Plan account.

28. Can I vote shares in my Plan account at meetings of shareholders?

         Yes. You will receive a proxy for the total number of Shares of Common
Stock held, both the Shares for which you hold certificates and those credited to your Plan account. The total number of Shares of Common Stock held may also be voted in person at a meeting.

         If the proxy is not returned or if it is returned unsigned, none of your Shares of Common Stock will be voted unless you vote in person.

29. What are the Federal income tax consequences of participation in the Plan?

         Under Internal Revenue Service rulings in connection with similar plans, dividends reinvested will be treated as taxable notwithstanding the dividends are reinvested in stock. Under prior Internal Revenue Service rulings, it was assumed the 5% discount was also taxable. Recent Internal Revenue Service rulings suggest that the 5% is a reduced taxable basis for the shares received.
Shareholders should consult their own tax consultant on the proper tax treatment of the discount.

         Distributions of real estate investment trusts are treated as dividends to the extent a real estate investment trust has earnings and profits for
Federal income tax purposes. To the extent that the amount so distributed by
MREIC exceeds the current and accumulated earnings and profits of MREIC, such excess would be treated for Federal income tax purposes as a return of capital to the shareholder. Each participant will receive a Form 1099 showing total dividend income, the amount of any return of capital distribution and the amount of any capital gain dividend for the year.

         The holding period of Shares of Common Stock acquired under the Plan, whether purchased with dividends or optional cash payments, will begin on the day following the date on which the Shares were purchased for your account.

         As a participant in the Plan you will not realize any taxable income when you receive certificates for whole Shares credited to your account, either upon your request for such certificates or upon withdrawal from or termination of the Plan. However, you will recognize gain or loss (which, for most participants, will be capital gain or loss) when whole Shares acquired under the
Plan are sold or exchanged after your withdrawal from or the termination of the
Plan. If such gain or loss is capital, it will be long-term capital gain or loss if the shares sold are held for more than one year and will be short-term capital gain or loss if the Shares sold are held for one year or less.

30. What is the responsibility of MREIC and the Agent under the Plan?

         Neither MREIC nor the Agent nor its nominees, in administering the
Plan, will accept liability for any act done in good faith or for any good faith omission to act, including, without

                                       11

limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death.

            NEITHER MREIC NOR THE AGENT CAN ASSURE YOU OF A PROFIT OR
         PROTECT YOU AGAINST A LOSS ON SHARES PURCHASED UNDER THE PLAN.

31. How are income tax withholding provisions applied to participants?

         In the case of foreign participants who elect to have their dividends reinvested or who elect to make optional cash payments and whose dividends are subject to United States income tax withholding, an amount equal to the dividends payable to such participants who elect to reinvest dividends, or the amount of the optional cash payment made by a participant, less the amount of tax required to be withheld, will be applied by the Agent to the purchase of
Shares of Common Stock. A Form 1042S, mailed to each foreign participant after the final purchase of the calendar year, will show the amount of tax withheld in that year. A Form 1099 will be mailed to domestic participants in the event that
Federal income tax withholding is imposed in the future on dividends to domestic participants.

32. May the Plan be changed or discontinued?

         MREIC reserves the right to modify, suspend or terminate the Plan at any time. All participants will receive notice of any such action. Any such modification, suspension or termination will not, of course, affect previously executed transactions. MREIC also reserves the right to adopt, and from time to time change, such administrative rules and regulations (not inconsistent in substance with the basic provisions of the Plan then in effect) as it deems desirable or appropriate for the administration of the Plan. The Agent reserves the right to resign at any time upon reasonable written notice to MREIC.

         The purpose of the Plan is to provide shareholders with a systematic and convenient method of investing dividends and optional cash payments for long-term investment. Use of the Plan for any other purpose is prohibited.

         MREIC reserves the right to return optional cash payments to subscribing shareholders if, in MREIC's opinion, the investment is not consistent with the purposes of the Plan. Shareholders who establish multiple accounts to circumvent the $1,000 per month limit on optional cash investments are subject to MREIC's right to return all optional cash payments.

                    ----------------------------------------

         After the closing of the offering, all investors will be provided annually with financial statements of Monmouth Real Estate Investment
Corporation, including a balance sheet and the related statements of income, shareholders' equity and cash flows, accompanied by an independent auditors'
report stating that an audit of such financial statements has been made in accordance with generally accepted auditing standards, stating the opinion of the auditor with respect to the financial statements and the accounting principles and practices reflected therein, and identifying any matters to which the auditor takes exception and stating, to the extent practicable, the effect of each such exception on such financial statements.

                                       12

  SPECIAL RULES TO PROTECT MREIC'S STATUS AS A QUALIFIED REAL ESTATE INVESTMENT
                      TRUST ("REIT") UNDER THE PROVISIONS
                          OF THE INTERNAL REVENUE CODE

         MREIC reserves the right not to issue shares under the Plan to any shareholder holding more than 3% of MREIC's Shares. These shareholders may use the Plan both for dividend reinvestment and for optional cash payments but no
Shares will be issued to any shareholder if the issuance could provide for the disqualification of MREIC as a REIT under the provisions of the Internal Revenue
Code. The decision of MREIC in this regard is final and the particular shareholders' only right shall be the return of any optional cash payment and the return of dividends in cash.

         MREIC also reserves the right to return optional cash payments to subscribing shareholders if, in MREIC's opinion, the investment is not consistent with the purposes of the Plan. This provision would cover shareholders who sell short shares on the NASDAQ and use the optional cash payment solely for purposes of attempting to earn the 5% differential. This provision can also be invoked to prevent any shareholder from creating multiple optional cash payment accounts. The purpose of the Plan is to provide shareholders with a systematic and convenient method of investing dividends and optional cash payments for long-term investment. Use of the Plan for any other purpose is prohibited.

                                 USE OF PROCEEDS

         MREIC has no basis for estimating precisely either the number of Shares of Common Stock that ultimately may be sold pursuant to the Plan or the prices at which such Shares will be sold. However, MREIC proposes to use the net proceeds from the sale of Shares of Common Stock pursuant to the Plan, when and as received, to make investments in real estate and for other purposes. MREIC considers the Plan to be a cost-effective means of expanding its equity capital base and furthering its investment objectives while at the same time benefiting holders of Shares of Common Stock.

                                     EXPERTS

         The financial statements and schedule of MREIC as of September 30, 2002 and 2001 and for each of the years in the three-year period ended September 30,
2002, included in MREIC's Annual Report on Form 10-K, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         Mr. Eugene Landy has delivered an opinion regarding the legality of the
Shares offered hereby. Mr. Landy is also the Chief Executive Officer and a director of MREIC and owns approximately 5% of the outstanding Shares of MREIC.

                                 INDEMNIFICATION

         The Maryland General Corporation Law ("MGCL") requires a corporation, unless its charter provides otherwise, which MREIC's charter does not, to indemnify a director or officer

                                       13

who has been successful, on the merits or otherwise, in the defense of any proceeding to which the person is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless certain conditions are established. MREIC's Articles of
Incorporation provide for indemnification of directors and officers to the full extent permitted or allowed under Maryland law. In addition, MREIC has entered into indemnification agreements with its directors and certain of its officers which generally provide that the Company is required to indemnify such persons to the fullest extent permitted by law.

         Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers or persons controlling MREIC pursuant to the foregoing provisions, MREIC has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.